                     DONNELLY CORPORATION


                          $80,000,000





      AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT

                   dated as of May 20, 1996






                       SOCIETE GENERALE
                NATIONSBANK OF TENNESSEE, N.A.
                             and
          THE FIRST NATIONAL BANK OF CHICAGO, as Agent

ARTICLE I   DEFINITIONS.................................................  1
            1.1.Certain Definitions.....................................  1
            1.2.Other Definitions; Rules of Construction................  12

ARTICLE II  THE COMMITMENT..............................................  12
            2.1.Commitment of the Banks.................................  12
            2.2.Termination and Reduction of Commitment.................  12
            2.3.Fees....................................................  13
            2.4.Disbursement of Advances................................  14
            2.5.Conditions for First Disbursement.......................  17
            2.6.Further Conditions for Disbursement.....................  17
            2.7.Subsequent Elections as to Loans........................  18
            2.8.Limitation of Requests and Elections....................  18
            2.9.Minimum Amounts.........................................  19

ARTICLE III  PAYMENTS AND PREPAYMENTS OF LOANS..........................  19
            3.1.Principal Payments......................................  19
            3.2.Interest Payments.......................................  20
            3.3.Letter of Credit Reimbursement Payments.................  21
            3.4.Payment Method..........................................  22
            3.5.No Setoff or Deduction..................................  23
            3.6.Payment on Non-Business Day; Payment Computations.......  24
            3.7.Additional Costs........................................  24
            3.8.Illegality and Impossibility............................  25
            3.9.Indemnification.........................................  26

ARTICLE IV  REPRESENTATIONS AND WARRANTIES..............................  26
            4.1.Corporate Existence and Power...........................  26
            4.2.Corporate Authority.....................................  26
            4.3.Binding Effect..........................................  27
            4.4.Subsidiaries............................................  27
            4.5.Litigation..............................................  27
            4.6.Financial Condition.....................................  27
            4.7.Use of Loans............................................  28
            4.8.Consents, Etc...........................................  28
            4.9.Taxes...................................................  28
            4.10.ERISA..................................................  28
            4.11.Disclosure.............................................  28

ARTICLE V   COVENANTS...................................................  29
            5.1.Affirmative Covenants...................................  29
            5.2.Negative Covenants......................................  31

ARTICLE VI  DEFAULT.....................................................  33
            6.1.Events of Default.......................................  33
            6.2.Remedies................................................  35

ARTICLE VII  THE AGENT AND THE BANKS....................................  36
            7.1.Appointment and Authorization...........................  36
            7.2.Agent and Affiliates....................................  36
            7.3.Scope of Agent's Duties.................................  37
            7.4.Reliance by Agent.......................................  37
            7.5.Default.................................................  37
            7.6.Liability of Agent......................................  37
            7.7.Nonreliance on Agent and Other Banks....................  38
            7.8.Indemnification.........................................  38
            7.9.Resignation of Agent....................................  38
            7.10.Sharing of Payments....................................  39

ARTICLE VIII  MISCELLANEOUS.............................................  40
            8.1.Amendments, Etc.........................................  40
            8.2.Notices.................................................  40
            8.3.No Waiver By Conduct; Remedies Cumulative...............  41
            8.4.Reliance on and Survival of Various Provisions..........  41
            8.5.Expenses; Indemnification...............................  41
            8.6.Successors and Assigns..................................  43
            8.7.Counterparts............................................  43
            8.8.Governing Law...........................................  43
            8.9.Headings................................................  43
            8.10.Construction of Certain Provisions.....................  43
            8.11.Integration and Severability...........................  44
            8.12.Independence of Covenants..............................  44
            8.13.Interest Rate Limitation...............................  44
            8.14.Effect of Amendment and Restatement....................  44
            8.15.Waiver of Jury Trial...................................  45

EXHIBIT A-1  REVOLVING CREDIT NOTE......................................  47

EXHIBIT A-2  TERM NOTE..................................................  49

EXHIBIT B    REQUEST FOR ADVANCE........................................  51

EXHIBIT C    REQUEST FOR CONTINUATION OR CONVERSION OF LOAN.............  53

EXHIBIT D    OPINION OF COUNSEL OF DONNELLY CORPORATION.................  54

SCHEDULE 1.1  Member Countries of the Organization for Economic
              Cooperation and Development as of the Effective Date......  56

SCHEDULE 4.4


SCHEDULE 4.5


SCHEDULE 5.2(g)

Exhibit 10.2

             AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT

      THIS AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT, dated as of May 20, 1996 (as it may be amended, supplemented, or modified from time to time, this "Agreement"), is among DONNELLY CORPORATION, a Michigan corporation (the "Company"), the Banks (other than NBD Bank) set forth on the signature pages hereof (collectively, the "Banks" and, individually, a "Bank"), and The First National Bank of Chicago, as agent for the Banks (in such capacity, the "Agent").


                                 INTRODUCTION

      The Company is party to an Amended and Restated Revolving Credit Loan Agreement dated as of November 20, 1995 (the "1995 Agreement"), pursuant to which certain of the Banks have provided certain credit facilities to the Company in the aggregate principal amount of $80,000,000. The Company desires to amend and restate the 1995 Agreement to add a transaction loan facility, to change the Agent from NBD Bank to The First National Bank of Chicago, to increase the commitment of The First National Bank of Chicago, to eliminate the commitment of NBD Bank and to allow for the sale of receivables. The Banks are willing to establish such a credit facility in favor of the Company on the terms herein set forth.

      In consideration of the premises and the mutual promises herein contained, the Company, the Banks, and the Agent hereby agree to amend and restate the 1995 Agreement in it entirety as follows:


                                   ARTICLE I
                                  DEFINITIONS

      1.1. Certain Definitions. As used herein the following terms shall have the following respective meanings:

      "Advance" means any Revolving Credit Loan, any Letter of Credit Advance, and the Term Loan.

      "Affiliate" when used with respect to any person shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

      "Applicable Lending Office" means, with respect to any Advance made by any Bank or with respect to a Bank's Commitment, the office of that Bank or of any Affiliate of that Bank located at the address set forth next to the name of that Bank in the signature pages hereof, as may be changed by that Bank by notice to the Company and the Agent. Unless the Agent shall notify the Company otherwise, the Applicable Lending Office of the Agent shall be: (a) with respect to all Advances denominated in Dollars, the principal office of the Agent in Chicago, Illinois; and (b) with respect to all other Advances, the branch of the Agent in London, England.

      "Applicable Margin" means on any day, with respect to each type of Revolving Credit Loan other than Transaction Loans, the per annum rate set forth below in the corresponding column for the period during which the Interest Coverage Ratio is within the corresponding range. The Applicable Margin shall change on the fifth day following receipt of the notice delivered by the Company under
Section 5.1(e)(ii), to correspond with the Interest Coverage Ratio as of the end of the period reported in that notice.

 Interest                                                            Federal
Coverage              Floating             Eurocurrency               Funds
  Ratio                 Rate                   Rate                   Rate
- -------------------   --------             ------------              -------
Greater than
7.75 to 1                0%                    .20%                   .40%

Less than or equal to
7.75 to 1 and greater
than 5.75 to 1           0%                    .25%                   .45%

Less than or equal to
5.75 to 1 and greater
than 3.75 to 1           0%                    .30%                   .50%

Less than or equal to
3.75 to 1 and greater
than 3.00 to 1           0%                    .45%                   .75%

Less than or equal to
3.00 to 1                0%                    .75%                   1.00%


            "Applied Films" means Applied Films Corporation, a
Colorado corporation, 50% of the equity interests of which are currently owned by the Company.

            "Business Day" means a day other than a Saturday, Sunday or other day on which (a) the Agent is not open to the public for carrying on substantially all of its banking functions or (b) if such reference relates to the date for payment or purchase of any amount denominated in any currency other than Dollars, banks are not generally open to the public for carrying on substantially all of their banking functions in the principal financial center of the country issuing such currency.

            "Capital Lease" of any person means any lease which, in accordance with generally accepted accounting principles, is capitalized on the books of such person.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

            "Commitment" means the commitment of each Bank to make Revolving Credit Loans pursuant to Sections 2.1(a) and 3.3 and the Term Loan pursuant to Section 2.1(b), and to participate in Letter of Credit Advances through the Agent pursuant to Section 2.1(a), in an amount not exceeding the respective commitment amount for each Bank set forth on the signature pages below, as such amount may be reduced from time to time pursuant to Section 2.2.

            "Consolidated" or "consolidated" means, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

            "Consolidated EBIT" means, for any period, the sum of (a) income or loss before taxes on income for the Company and its consolidated Subsidiaries (excluding Hohe), plus (b) Consolidated
Interest Expense, all as determined in accordance with generally accepted accounting principles.

            "Consolidated Interest Expense" means, for any period, all interest paid or payable by the Company and its consolidated
Subsidiaries (excluding Hohe) during such period.

            "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

            "Default" means any of the events or conditions described in Section 6.1 which might become an Event of Default with notice or lapse of time or both.

            "Dollar Equivalent" means, with respect to each Eurocurrency Rate Loan, the sum in Dollars resulting from converting the amount of the Loan from the Permitted Currency in which it is denominated into Dollars at the most favorable spot exchange rate determined by the Agent to be available to it for purchasing the Permitted Currency with Dollars at approximately 11:00 a.m. local time of the Applicable Lending Office on the date the Eurocurrency Rate Loan is disbursed or continued, or on such other date as the determination is made, which rate shall be substantially representative of the market rate.

            "Dollars" and "$" means the lawful money of the United States of America.

            "Effective Date" means the effective date specified in the final paragraph of this Agreement.

            "Environmental Laws" means all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency or instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

            "ERISA Affiliate" means, with respect to any person, any trade or business (whether or not incorporated) which, together with such person or any Subsidiary of such person, would be treated as a single employer under Section 414 of the Code.

            "Eurocurrency Business Day" means, with respect to any Eurocurrency Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the interbank market selected by the Agent with respect to such Eurocurrency Rate Loan.

            "Eurocurrency Interest Period" means, with respect to any Eurocurrency Rate Loan, the period commencing on the day such Eurocurrency Rate Loan is made or converted to a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as the Company may elect under Section 2.4 or 2.7, and each subsequent period commencing on the last day of the immediately preceding Eurocurrency Interest Period and ending on the date one, two, three or six months thereafter, as the Company may elect under
Section 2.7, provided, however, that (a) any Eurocurrency Interest Period which commences on the last Eurocurrency Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurocurrency Business Day of the appropriate subsequent calendar month, (b) each Eurocurrency Interest Period which would otherwise end on a day which is not a Eurocurrency Business Day shall end on the next succeeding Eurocurrency Business Day or, if such next succeeding Eurocurrency Business Day falls in the next succeeding calendar month, on the next preceding Eurocurrency Business Day (c) no Eurocurrency Interest Period which would end after the Termination Date or, with respect to the Term Loan, the Maturity Date, shall be permitted, and (d) the Eurocurrency Interest Period for any loan made under the 1995 Agreement which becomes a Loan under this Agreement pursuant to Section 8.14 hereof shall be the period commencing on the Effective Date and ending on the last day of the interest period for such loan under the 1995 Agreement.

            "Eurocurrency Rate" means, with respect to any Eurocurrency Rate Loan and the related Eurocurrency Interest Period, the per annum rate that is equal to the sum of:

            1     the Applicable Margin, plus
            2

            (a) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in the Permitted Currency in which the Eurocurrency Rate Loan is to be denominated for such Eurocurrency Interest Period and in an aggregate amount comparable to the amount of such Eurocurrency Rate Loan are offered by the Agent to other prime banks in the applicable interbank market, selected in the Agent's discretion, at approximately 11:00 a.m.
local time of the Applicable Lending Office on the second Eurocurrency Business Day prior to the first day of such Eurocurrency Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

            "Eurocurrency Rate Loan" means any Revolving Credit Loan denominated in a Permitted Currency or any portion of the Term Loan denominated in Dollars which bears interest at the Eurocurrency Rate for a specified Interest Period.

            "Event of Default" means any of the events or conditions described in Section 6.1.

            "Federal Funds Interest Period" means, with respect to any Federal Funds Rate Loan, the period commencing on the day such Federal Funds Rate Loan is made or converted to a Federal Funds Rate Loan and ending on the next Business Day thereafter, as the Company may elect under Section 2.4 or 2.7, and each subsequent period commencing on the last day of the immediately preceding Federal
Funds Interest Period and ending on the next Business Day thereafter, as the Company may elect under Section 2.7.

            "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

            "Federal Funds Rate Loan" means any Revolving Credit Loan or any portion of the Term Loan denominated in Dollars which bears interest at the Federal Funds Effective Rate.

            "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

            "Fixed Rate Loan" means a Eurocurrency Rate Loan or a
Transaction Loan.

            "Floating Rate" means the per annum rate equal to the sum of the Applicable Margin plus the Alternate Base Rate, which Floating Rate shall change simultaneously with any change in the Alternate Base Rate.

            "Floating Rate Loan" means any Revolving Credit Loan or any portion of the Term Loan denominated in Dollars which bears interest at the Floating Rate.

            "Funded Debt" of any person means all Indebtedness that would, in accordance with generally accepted accounting principles, constitute long term debt, including (a) any Indebtedness with a maturity of longer than one year after the creation of such Indebtedness, (b) any Indebtedness outstanding under a revolving credit or similar agreement (and any renewal or extension thereof) providing for borrowings which constitute long term debt, provided, however, that all Indebtedness outstanding under this Agreement shall be deemed "Funded Debt" at all times regardless of the proper classification under generally accepted accounting principles, (c) any Capital Lease, and (d) any guarantee with respect to Funded Debt of another person to the extent the indebtedness or obligations guaranteed are not included in the liabilities of the Company and its Subsidiaries determined on a consolidated basis as of the date of the last balance sheet required to be furnished to the Banks pursuant to Section 5.1(e)(ii) of this Agreement.

            "generally accepted accounting principles" means generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section
4.6.

            "Guaranty" means the Guaranty and Subordination Agreement dated May 4, 1992, executed by the Company in favor of NBD in connection with the term loan issued by NBD in favor of Applied
Films, as the Guaranty may be amended or modified from time to time.

            "Hohe" means Donnelly Hohe GmbH & Co. KG, a limited partnership with a limited liability company as the general partner, each organized under the law of the Federal Republic of Germany, and an Affiliate of the Company.

            "Indebtedness" means (i) indebtedness for borrowed money,
(ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, except for trade accounts payable arising in the ordinary course of business that are not more than 90 days past due or as are reasonably being contested, (iv) obligations as lessee under leases which have been in accordance with generally accepted accounting principles, recorded as Capital Leases, (v) obligations to purchase property or services if payment is required regardless of whether such property is delivered or services are performed (generally called "take or pay" contracts), but such obligations shall only be included in an amount equal to the difference between the amount of the required payment and the value to the Company or a Subsidiary of the Company of the goods or services required to be delivered in connection with such required payment, (vi) obligations in respect of currency or interest rate swaps or comparable transactions valued at the maximum termination payment payable by the obligor, other than any such contracts entered into as hedges against Indebtedness of the kinds referred to in clauses (i) and (ii) above, (vii) any obligation of any Person other than the Company or its Subsidiaries, if such obligation is secured by any lien on the property of the Company or any of its Subsidiaries, provided that, the amount of any such Indebtedness shall be limited to the greater of the then book value or fair market value of the property securing any such lien, (viii) obligations of others similar in character to those described in clauses (i) through (vii) above for which the Company or any of its Subsidiaries is contingently liable, including without limitation all reimbursement obligations in respect of letters of credit, surety bonds, or similar obligations, to the extent such obligations are not included in the liabilities of the Company and its Subsidiaries determined on a consolidated basis as of the date of the last balance sheet required to be furnished to the Banks pursuant to Section 5.1(e)(ii) of this Agreement, and (ix) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

            "Interest Coverage Ratio" means, as of any date, (a) for purposes of calculating the ratio under Section 5.2(b), the ratio of
(i) Consolidated EBIT, as calculated for the Company's eight most recently ended fiscal quarters, to (ii) Consolidated Interest Expense, as calculated for the Company's eight most recently ended fiscal quarters, and (b) for purposes of calculating the ratio under the definition of "Applicable Margin" and Section 2.3, the ratio of
(i) Consolidated EBIT, as calculated for the Company's four most recently ended fiscal quarters, to (ii) Consolidated Interest Expense, as calculated for the Company's four most recently ended fiscal quarters.

            "Interest Payment Date" means (a) with respect to any Floating Rate Loan, the first day of each January, April, July, and October occurring after the date hereof, commencing with the first such day occurring after the date of this Agreement, and (b) with respect to any Federal Funds Rate Loan, Eurocurrency Rate Loan or Transaction Loan, the last day of the related Interest Period and, in the case of any Interest Period exceeding three months, those days that occur during such Interest Period at intervals of three months after the first day of the Interest Period (unless the Company and the Bank making a Transaction Loan specifically agree not to require the payment of interest prior to the last day of the Interest Period for such Transaction Loan.)

            "Interest Period" means any Eurocurrency Interest Period or Federal Funds Interest Period or Transaction Loan Interest
Period.

            "Letter of Credit" means a standby letter of credit denominated in Dollars, having a stated expiry date not later than the earlier of one year from its issuance date and the then-scheduled Termination Date, issued by the Agent for the Company's account under an application and related documentation acceptable to the Agent requiring, among other things, immediate reimbursement by the Company to the Agent in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Agent relating thereto.

            "Letter of Credit Advance" means the issuance of a Letter of Credit under Section 2.4 made pursuant to Section 2.1(a) in which each Bank acquires a pro rata risk participation pursuant to Section 2.4.

            "Letter of Credit Documents" shall have the meaning ascribed thereto in Section 3.3(b).

            "Lien" means any pledge, assignment, deed of trust, hypothecation, mortgage, security interest, conditional sale or title retaining contract, financing statement filing, or any other type of lien, charge, encumbrance or other similar claim or right.


            "Loan" means any Revolving Credit Loan or Term Loan, as the context may require.

            "Loan Documents" means this Agreement, the Notes, the Letter of Credit Documents, and any other agreement, instrument or document executed at any time in connection with this Agreement.

            "Maturity Date" means the maturity date of the Term Loans issued under Section 2.1(b), which will be the earlier of (a) the second anniversary of the Termination Date and (b) the date on which the Notes are declared due and payable pursuant to Section 6.2.

            "Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

            "NBD" means NBD Bank, a Michigan banking corporation.

            "Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries after deductions for income taxes, determined in accordance with generally accepted accounting principles.

            "Notes" means the Revolving Credit Notes and the Term
Notes, and "Note" means any Revolving Credit Note or any Term Note.

            "Overdue Rate" means (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Federal Funds Rate Loans, Eurocurrency Rate Loans and Transaction

Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then-current Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

            "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

            "Permitted Currency" means Dollars and any currency which is freely transferable and convertible into Dollars, is readily available to the Banks in the relevant interbank market, and is issued by a country which is a member of the Organization for Economic Cooperation and Development ("OECD") (as such designation shall change from time to time) or any other currency approved by the Agent and the Banks. A list of all OECD countries as of the Effective Date is set forth in Schedule 1.1.

            "Permitted Liens" means Liens permitted by Section 5.2(g).

            "Person" or "person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

            "Plan" means, with respect to any person, any pension plan (other than a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such person, any Subsidiary of such person or any ERISA Affiliate, or by any other person if such person, any Subsidiary of such person or any ERISA Affiliate could have liability with respect to such pension plan.

            "Prohibited Transaction" means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

            "Receivables" means and includes "accounts" and "general intangibles" (each as defined in Section 9-106 of the Uniform
Commercial Code) and notes receivable, and in each case includes the right to payment of any interest or finance charges and other obligations of any obligor with respect thereto.

            "Reportable Event" means a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

            "Required Banks" means Banks holding not less than sixty-six and two-thirds percent (66 2/3%) of the Commitments, or if the Commitments have been terminated, Banks holding not less than sixty-six and two-thirds percent (66 2/3%) of the aggregate principal amount of the Advances then outstanding.

            "Revolving Credit Loans" means the borrowings under
Section 2.4 evidenced by the Revolving Credit Notes and made pursuant to Section 2.1(a), and "Revolving Credit Loan" means any of the Revolving Credit Loans. Any Revolving Credit Loan or portion thereof may also be denominated as a Floating Rate Loan, a Federal Funds Rate Loan, or a Eurocurrency Rate Loan or a Transaction Loan, as appropriate, and such Floating Rate Loans, Federal Funds Rate Loans, and Eurocurrency Rate Loans are referred to herein as "types" of Revolving Credit Loans.

            "Revolving Credit Note" means any promissory note of the Company evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit A-1, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

            "Significant Subsidiary" means any Subsidiary of the Company which has either (i) Tangible Net Worth equal to 10% or more of the Consolidated Tangible Net Worth of the Company and its Subsidiaries or (ii) Total Assets equal to 10% or more of the Consolidated Total Assets of the Company and its Subsidiaries.

            "Subsidiary" of any person means any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" means a Subsidiary of the Company.

            "Tangible Net Worth" of any person means, as of any date,
(a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles, and plus (c) any Transitional Obligation reflected in such person's Total
Liabilities.

            "Term Loan" means the borrowings in Dollars under Section
2.4 evidenced by the Term Notes and made pursuant to Section 2.1(b), and "Term Loan" means any of the Term Loans. Any Term Loan or portion thereof may also be denominated as a Floating Rate Loan, a Federal Funds Rate Loan, or a Eurocurrency Rate Loan, as appropriate, and such Floating Rate Loans, Federal Funds Rate Loans, and Eurocurrency Rate Loans are referred to herein as "types" of Term Loans.

            "Term Note" means any promissory note of the Company evidencing the Term Loans, in substantially the form annexed hereto as Exhibit A-2, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

            "Termination Date" means the earlier to occur of (a)
November 20, 2000 and (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or 6.2.

            "Total Assets" of any person means, as of any date, all property which, in accordance with generally accepted accounting principles, is or should be classified as assets on a balance sheet of such person.

            "Total Capitalization" of any person means the sum of Tangible Net Worth of such person and Funded Debt of such person.

            "Total Liabilities" of any person means, as of any date, all obligations which, in accordance with generally accepted accounting principles, are or should be classified as liabilities on a balance sheet of such person less, in the case of the Company, the amount of cash on hand which constitutes unexpended proceeds from the issuance of bonds received by the Company committed to be expended under the terms of such bonds, plus any Transitional Obligations reflected in such person's liabilities, and plus, in the case of the Company, the lesser of (a) the face amount of the Guaranty, and (b) $5,000,000.

            "Transaction Interest Period" means, with respect to a Transaction Loan, a period not longer than 29 days commencing on a Business Day and ending on a Business Day which is prior to the Termination Date and which is mutually agreed upon by the Company and a Bank in connection with making a particular Transaction Loan.

            "Transaction Loan" means any Revolving Credit Loan which bears interest at a Transaction Rate for a specified Transaction
Interest Period.

            "Transaction Rate" means the rate per annum agreed upon by the Company and a Bank in connection with a particular
Transaction Loan.

            "Transitional Obligations" of any person means the amount of the accumulated post-retirement benefit obligations determined to exist as of the date that Statement of Financial Accounting Standard No. 106 is initially applied to such person.

            "Unfunded Benefit Liabilities" means, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

            1.2. Other Definitions; Rules of Construction. As used herein, the terms "Agent", "Bank", "Banks", "Company", "1995 Agreement", and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraphs of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted accounting principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.


                                  ARTICLE II
                                THE COMMITMENT

            2.1.  Commitment of the Banks.

                  (a) Revolving Credit Loans. Each Bank agrees, for itself only, and subject to the terms of this Agreement, to make Revolving Credit Loans to the Company under Section 2.4 and Section 3.3, and to participate in Letter of Credit Advances to the Company under Section 2.4, from time to time from and including the Effective Date to but excluding the Termination Date, provided, that, on the date of each Advance, the Dollar Equivalent of all Advances made by any Bank, including the Advances to be made on that date, shall not exceed the Commitment of such Bank and the Dollar Equivalent of all Advances made by all Banks, including the Advances to be made on that date, shall not exceed the aggregate Commitments, and provided, further, that the aggregate face amount of all Letter of Credit Advances outstanding at any time shall not exceed $10,000,000.

                  (b) Term Loan. Each Bank further agrees, for itself only, and subject to the terms of this Agreement, to make a single
Term Loan in Dollars to the Company on the Termination Date in an amount not to exceed the lesser of (i) the Dollar Equivalent of the aggregate principal amount of the Revolving Credit Loans of such Bank outstanding on the Termination Date, and (ii) its respective
Commitment as of the Termination Date.

            2.2. Termination and Reduction of Commitment. (a) The Company shall have the right to terminate or reduce the Commitments at any time and from time to time, provided that (a) the Company shall give notice of such termination or reduction to the Agent specifying the amount and effective date thereof, (b) each partial reduction of the Commitments shall be in a minimum amount of $5,000,000 and in an integral multiple of $5,000,000, and shall reduce the

Banks' Commitments proportionately in accordance with the Banks' respective Commitment amounts, (c) no such termination or reduction shall be permitted with respect to any portion of the Commitment as to which a request for an Advance pursuant to Section
2.4 is then pending, and (d) the Commitment may not be terminated if any Advances are then outstanding and may not be reduced below the principal amount of Revolving Credit Loans and the face amount of Letters of Credit then outstanding. The Commitments or any portion thereof terminated or reduced pursuant to this Section 2.2 may not be reinstated.

                  (b) A Letter of Credit Advance (i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 3.3, and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn and all related reimbursement obligations have been paid pursuant to Section
3.3. As provided in Section 3.3, upon each payment made by the Agent in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Revolving Credit Loan deemed advanced in respect of the Company's related reimbursement obligation.

            2.3.  Fees.

                  (a) Facility Fee. The Company shall pay to the Agent for the account of the Banks a facility fee computed at the per annum rate set forth in the chart below of the maximum Commitment available from time to time under this Agreement for the period from and including the Effective Date to and including the Termination Date. The applicable facility fee shall change on the fifth day following receipt of the notice delivered by the Company under Section 5.1(e)(ii), based on the Interest Coverage Ratio as of the end of the period reported in that notice. Accrued facility fees shall be payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing on the first such Business Day occurring after the date of this Agreement, and on the Termination Date.

Interest Coverage Ratio                         Facility Fee
- -----------------------                         ------------

Greater than 7.75 to 1                              .10%

Less than or equal to 7.75 to 1
and greater than 5.75 to 1                          .125%

Less than or equal to 5.75 to 1
and greater than 3.75 to 1                          .15%

Less than or equal to 3.75 to 1
and greater than 3.00 to 1                          .175%

Less than or equal to 3.00 to 1                     .25%

                  (b) Letter of Credit Fees. On or before the date any Letter of Credit is issued, the Company agrees to pay to the Agent for the account of the Banks a fee computed at the per annum rate set forth in the chart below of the maximum amount available to be drawn from time to time under such Letter of Credit, for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit. The applicable letter of credit fee shall be based on the Interest Coverage Ratio as of the last day of the period reported in the notice delivered by the Company under Section 5.1(e)(ii) immediately prior to the Company delivering its request for the Letter of Credit under Section 2.4(a).

Interest Coverage Ratio                     Letter of Credit Fee
- -----------------------                     --------------------

Greater than 7.75 to 1                              .20%

Less than or equal to 7.75 to 1
and greater than 5.75 to 1                          .25%

Less than or equal to 5.75 to 1
and greater than 3.75 to 1                          .30%

Less than or equal to 3.75 to 1
and greater than 3.00 to 1                          .45%

Less than or equal to 3.00 to 1                     .75%

            Further, the Company agrees to pay an additional fee to the Agent for its own account computed at the rate of one-eighth of one percent (1/8 of 1%) per annum of such maximum amount for such period. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason.

                  (c) Agency Fee. The Company agrees to pay to the Agent an agency fee for its services as Agent under this Agreement in such amounts as may from time to time be agreed upon by the Company and the Agent.

            2.4.  Disbursement of Advances.

                  (a) Requests for Advances; Proceeds of Loans. The Company shall give the Agent notice of its request for each Advance (other than an Advance to be made as a

Transaction Loan, which shall
be requested in the manner set forth in Section 2.4(f)) in substantially the form of Exhibit B hereto (i) not later than 12:00 p.m. Noon Chicago time three (3) Eurocurrency Business Days prior to the date the Advance is requested to be made if the Advance is to be made as a Eurocurrency Rate Loan, (ii) not later than 1:00 p.m. Chicago time on the Business Day the Advance is requested to be made if the Advance is to be made as a Federal Funds Rate Loan or a Floating Rate Loan, and (iii) not later than 12:00 p.m. Noon Chicago time one (1) Business Day prior to the date the Advance is requested to be made in all other cases, which notice shall specify whether a Revolving Credit Loan, a Term Loan, or a Letter of Credit Advance is requested and whether a Eurocurrency Rate Loan, Federal Funds Rate Loan or Floating Rate Loan is requested. If a Letter of Credit Advance is requested, the request shall include all information which the Agent may require. If a Revolving Credit Loan in the form of a Eurocurrency Rate Loan is requested, the notice shall specify the Permitted Currency requested and the Interest Period to initially apply to the Loan. The Agent, not later than the Business Day next succeeding the day any notice is given, shall notify each Bank of the requested Advance, provided, that the Agent shall promptly notify each Bank of the Company's request for a Federal Funds Rate Loan or a Floating Rate Loan on the Business Day on which the Company makes such a request. Subject to the terms of this Agreement, the proceeds of each requested Loan (other than a Transaction Loan) denominated in Dollars shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at the Agent, and, in the case of a Loan not denominated in Dollars shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at a bank acceptable to the Agent in the principal financial center of the country issuing the Permitted Currency in which the Loan is denominated, or in such other place specified by the Agent, provided, however, the proceeds of the Term Loans shall be applied against the outstanding principal amount of and accrued interest on the Revolving Credit Loans. Subject to the terms of this Agreement, the Agent shall issue any requested Letter of Credit for the Company's account on the date the related Letter of Credit Advance is requested to be made. Notwithstanding anything to the contrary herein, the Agent may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose, or the terms of drawing are unacceptable to the Agent in its reasonable discretion.

            (b) Funding Loans. Each Bank, on the date any Loan (other than a Transaction Loan) is requested to be made, shall make its pro rata share of the Loan, if denominated in Dollars, available in immediately available funds at the Agent's principal office for disbursement to the Company, and, in the case of a Loan not denominated in Dollars, to the Agent's account at its designated branch or correspondent bank in the country issuing the respective Permitted Currency or at such other place specified by the Agent. Unless the Agent shall have received notice from any Bank prior to the date a Loan is requested to be made under this Section 2.4(b) that the Bank will not make available to the Agent its pro rata portion of such Loan, the Agent may assume that the Bank has made such portion available to the Agent in accordance with this Section. If and to the extent any Bank shall not have so made its pro rata portion available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Company, and such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Agent until the date such amount is repaid to the Agent, at a rate per annum equal to the interest rate applicable to the Loan during such period in the case of repayments by the Company or equal to the Federal Funds Effective Rate in the case of repayments by the Bank. If the Bank shall pay such amount to the Agent together with interest, such amount so paid shall constitute a Loan by the Bank as a part of the related Loan for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any Loan available to the Agent shall not relieve any other Bank of its obligations to make available its pro rata portion of the Loan on the date it is requested to be made.

            (c) Notes. All Revolving Credit Loans shall be evidenced by the Revolving Credit Notes, and the Term Loans shall be evidenced by the Term Notes. All Loans shall be due and payable and bear interest as provided in Article III. The Banks are hereby authorized by the Company to record in their respective books and records, the date, amount and type of Loan and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and any other appropriate information, which books and records shall constitute prima facie evidence of the information so recorded, provided, however, that any Bank's failure to record or any error in recording any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement.

            (d) Issuing Letters of Credit. Nothing in this Agreement shall be construed to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Agent has the sole obligation under this Agreement to issue Letters of Credit and the Commitment of each Bank with respect to Letter of Credit Advances is expressly conditioned upon the Agent performing these obligations.
Upon such issuance by the Agent in accordance with the terms hereof, each Bank shall automatically acquire a pro rata risk participation interest in the Letter of Credit Advance based on its respective Commitment. If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to each Bank on the date such draft or demand is honored unless the Company shall have satisfied its reimbursement obligation to the Agent under Section 3.3 on such date. Each Bank, on such date, shall make its pro rata share of the amount paid by the Agent available to the Agent in immediately available funds at the Agent's principal office. If and to the extent any Bank shall not have made such pro rata portion available to the Agent, such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent, at a per annum rate equal to the interest rate applicable during such period to the related loan disbursed under Section 3.3 in respect of the Company's reimbursement obligation if paid by the Company or equal to the then-applicable Federal Funds Effective Rate if paid by the Bank. If the Bank shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Revolving
Credit Loan by such Bank as part of the loan disbursed in respect of the Company's reimbursement obligation under Section 3.3. The failure of any Bank to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount.

            (e) Prepayments and Reborrowings of Revolving Credit Loans. Subject to the terms of this Agreement, the Company may borrow Revolving Credit Loans under this Section 2.4, prepay Revolving Credit Loans pursuant to Section 3.1, and reborrow Revolving Credit Loans under this Section 2.4.

            (f) Transaction Loans. If the Company desires to borrow at the Transaction Rate from any Bank, it shall notify such Bank on the date the Advance is requested to be made of the amount it wishes to borrow at a Transaction Rate and the proposed Interest Period.
If such Bank desires to make a Transaction Loan to the Company, such Bank will quote to the Company the Transaction Rate which would be applicable to a Transaction Loan in an amount equal to the requested Advance for the proposed Interest Period. If the Company decides to accept the Transaction Rate quoted by such Bank, the Company shall give an irrevocable notice of such acceptance within one hour after the Transaction Rate was quoted to it. The Company shall not be required to request Transaction Loans from the Banks on a pro rata basis. All Transaction Loans will be made in Dollars. The Company shall promptly notify the Agent of the amount of each Transaction
Loan borrowed by the Company.

            2.5. Conditions for First Disbursement. The obligation of the Agent and the Banks to make or participate in the first Advance hereunder is subject to the Banks receiving the following documents and the following matters being completed, in form and substance satisfactory to the Agent and the Banks:

            (a) Corporate Documents. Certified copies of such corporate documents of the Company, including those evidencing necessary corporate action with respect to this Agreement and the borrowings hereunder, as the Agent and the Banks shall reasonably request;

            (b) Notes. The Revolving Credit Notes, duly executed on behalf of the Company; and

            (c) Legal Opinions. The favorable written opinion of counsel for the Company substantially in the form attached hereto as Exhibit D.

            2.6. Further Conditions for Disbursement. The obligation of the Agent and the Banks to make or participate in any Advance
(including the first Advance) or any continuation or conversion under Section 2.7, is further subject to the following conditions being satisfied:

            (a)   The representations and warranties contained in
Article IV hereof shall be true and correct on and as of the date the Advance is made (both before and after the Advance is made) as if such representations and warranties were made on and as of such date;

            (b) No Event of Default, and no event or condition which might become such an Event of Default with notice or lapse of time, or both, shall exist or shall have occurred and be continuing on the date the Advance is made (whether before or after the Advance is made);

            (c) In the case of any Term Loan, the Company shall have delivered the Term Notes for each Bank to the Agent, appropriately completed and duly executed on behalf of the Company; and

            (d) In the case of any Letter of Credit Advance, the Company shall have delivered to the Agent an application for the related Letter of Credit and other related documentation requested by and acceptable to the Agent, appropriately completed and duly executed on behalf of the Company.

The Company shall be deemed to have made a representation and warranty to the Banks at the time of the making of, and the continuation or conversion of, each Advance to the effect set forth in clauses (a) and (b) of this Section 2.6. For purposes of this Section, the representations and warranties contained in Section 4.6 shall be deemed made with respect to the most recent financial statements delivered pursuant to Section 5.1(e)(ii).

            2.7. Subsequent Elections as to Loans. The Company may elect (a) to continue a Loan of one type, or a portion thereof (other than a Transaction Loan), as a Loan of the then-existing type, or (b) may elect to convert a Loan of one type, or a portion thereof (other than a Transaction Loan), to a Loan of another type, in each case by giving notice thereof to the Agent in substantially the form of Exhibit C hereto not later than 12:00 p.m. Noon Chicago time three (3) Eurocurrency Business Days prior to the date any such continuation of or conversion to a Eurocurrency Rate Loan is to be effective, and not later than 1:00 p.m. Chicago time on the Business Day that such continuation or conversion is to be effective in all other cases, provided, that an outstanding Eurocurrency Rate Loan may only be converted on the last day of the then-current Interest Period with respect to such Loan, and provided, further, if a continuation of a Loan as, or a conversion of a Loan to, a Eurocurrency Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. If the Company shall not timely deliver such a notice with respect to any outstanding Eurocurrency Rate Loan, the Company shall be deemed to have elected to convert the Eurocurrency Rate Loan to a Floating Rate Loan on the last day of the then-current Interest Period applying to the Loan.

            2.8.  Limitation of Requests and Elections.
Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurocurrency Rate Loan pursuant to Section 2.4, or a request to continue a Eurocurrency Rate Loan as a Eurocurrency Rate Loan, or a request to convert any other Loan to a Eurocurrency Rate Loan pursuant to Section 2.7, (a) deposits in the Permitted Currency for periods comparable to the Interest Period elected by the Company are not available to any Bank in the relevant interbank or secondary market, or (b) the Eurocurrency Rate will not adequately and fairly reflect the cost to any Bank of making, funding or maintaining the related Eurocurrency Rate Loan, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for any Bank
(i) to make or fund the relevant Eurocurrency Rate Loan or (ii) to continue such Eurocurrency Rate Loan as a Eurocurrency Rate Loan of the then-existing type or (iii) to convert a Loan to such a Eurocurrency Rate Loan, then the Company shall not be entitled, so long as such circumstances continue, to request a Eurocurrency Rate Loan of the affected type pursuant to Section 2.4 or a continuation of or conversion to a Eurocurrency Rate Loan of the affected type pursuant to Section 2.7. In the event that such circumstances no longer exist, the Banks shall again consider requests for Eurocurrency Rate Loans of the affected type pursuant to Section 2.4, and requests for continuations of and conversions to Eurocurrency Rate Loans of the affected type pursuant to Section 2.7.

            2.9. Minimum Amounts. Except for (a) Revolving Credit Loans and conversions thereof or Letter of Credit Advances which exhaust the entire remaining amount of the Commitment, and (b) conversions or payments required pursuant to Section 3.1(b), Section 3.3, or Section 3.7, each Revolving Credit Loan and each continuation or conversion pursuant to Section 2.7 and each prepayment thereof shall be, with respect to a Floating Rate Loan or a Transaction Loan, in a minimum amount of $1,000,000, and with respect to a Federal Funds Rate Loan or Eurocurrency Rate Loan, in a minimum amount of $3,000,000, and in integral multiples of $100,000.


                                  ARTICLE III
                       PAYMENTS AND PREPAYMENTS OF LOANS

            3.1. Principal Payments. (a) Unless earlier payment is required under this Agreement, (i) the Company shall pay to the Banks on the Termination Date the entire outstanding principal amount of the Revolving Credit Loans, and (ii) the Company shall pay to the Banks the outstanding principal amount of each Term Loan in equal quarterly amounts payable on the first day of each January, April, July, and October, commencing on the first such day following the Termination Date, to and including the Maturity Date, when the entire outstanding principal amount of the Term Loan shall be due and payable. In addition, the outstanding principal amount of each Transaction Loan shall be paid on the last day of the then-current Interest Period with respect to such Loan.

                  (b) The Company may at any time and from time to time prepay all or a portion of the Loans, without premium or penalty, provided that (i) the Company may not prepay any portion of any Loan as to which an election for a continuation of or a conversion to a Eurocurrency Rate Loan is pending pursuant to
Section 2.7, and (ii) unless earlier payment is required under this Agreement, any Eurocurrency Rate Loan or Transaction Loan may only be prepaid or paid on the last day of the then-current Interest Period with respect to such Loan.

                  (c) If at any time the Dollar Equivalent of the aggregate principal amounts outstanding under the Revolving Credit Loans and Letter of Credit Advances exceed the Commitments, the Company shall immediately pay to the Agent for the account of the Banks an amount not less than the amount of such excess, to be applied first to the amounts outstanding under the Revolving Credit Loans, and the remainder, if any, to be held by the Agent on behalf of the Banks as cash collateral securing any reimbursement obligations which may arise under the outstanding Letters of Credit; the Company grants to the Agent for the benefit of the Banks a first-priority lien and security interest in this cash collateral, and all cash collateral shall be in the Agent's sole and exclusive control.

                  (d) If at any time the face amount of the Letters of Credit exceed the lesser of $10,000,000 and the Commitments, the Company shall immediately pay to the Agent for the account of the Banks an amount not less than the amount of such excess, to be applied first to the amounts outstanding under the Revolving Credit Loans, and the remainder, if any, to be held by the Agent on behalf of the Banks as cash collateral securing any reimbursement obligations which may arise under the outstanding Letters of Credit.

                  (e) All prepayments of the Term Loans shall be applied to principal installments of the Term Loan in the inverse order of their maturities. No partial prepayment of the Term Loans shall reduce the amount or defer the date of the scheduled installments of principal.

            3.2. Interest Payments. The Company shall pay interest to the Agent for the account of the Banks on the unpaid principal amount of each Loan (other than a Transaction Loan) and shall pay interest directly to each applicable Bank on the unpaid principal amount of each Transaction Loan, for the period commencing on the date the Loan is made until the Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, as follows:

                  (a)   Loans.  Interest on each Loan shall be payable
(i) at the Floating Rate during such periods that the Loan is a Floating Rate Loan, (ii) at the Eurocurrency Rate applicable to the Loan for each related Eurocurrency Interest Period during such periods that the Loan is a Eurocurrency Rate Loan, and (iii) at the Federal Funds Rate applicable to the Loan for each related Interest Period during such periods that the Loan is a Federal Funds Rate
Loan and (iv) at the Transaction Rate applicable to the Loan for each related Interest Period during such periods that the Loan is a Transaction Loan.

                  (b) Overdue Amounts. Notwithstanding the foregoing paragraph (a), the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

            3.3. Letter of Credit Reimbursement Payments. (a) The Company agrees to pay to the Agent, on the day on which the Agent honors a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Company shall have made such payment to the Agent on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Floating Rate for the account of the Banks in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under the Letter of Credit. Such Revolving Credit Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in Article II and, to the extent of the Revolving Credit Loan so disbursed, the reimbursement obligation of the Company under this Section 3.3 shall be deemed satisfied.

                  (b) The reimbursement obligation of the Company under this Section 3.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Company to the Banks hereunder shall have been satisfied, and the Company's obligations shall not be affected, modified or impaired upon the happening of any event, including without limitation any of the following, whether or not with notice to, or the consent of, the Company:

(i)Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

(ii)Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

(iii)The existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(iv)Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)Payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(vi)Any failure, omission, delay or lack on the part of the Agent or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Bank or any such party;

(vii)Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Agent or any Bank.

            3.4. Payment Method. (a) All payments to be made by the Company hereunder will be made in immediately available funds to the Agent, or in the case of Transaction Loans, to the applicable Bank,
(i) in the case of principal and interest on any Loan, in the Permitted Currency in which such Loan is denominated and (ii) in all other cases, in the otherwise specified or relevant currency. All payments in Dollars (other than with respect to Transaction Loans) shall be made to the Agent at its address set forth in Section 8.2 not later than 1:00 p.m. Chicago time on the date on which such payment shall become due, and all payments in a Permitted Currency other than Dollars shall be made by credit to the Agent's account at its designated branch or correspondent bank in the country issuing the relevant Permitted Currency, or in such other place specified by the Agent, not later than 1:00 p.m. in the local time at the place for payment. Any payment of principal or interest on a Transaction Loan prior to the occurrence of an Event of Default shall be made directly to each applicable Bank at its address specified on the signature page hereto, by 1:00 p.m. local time on the date when due ratably among the Banks based on each Bank's share of the aggregate amount of Transaction Loans due and payable on such date. After the occurrence of a Default or an Event of Default or in the event any Bank receives payment by set-off, Section 7.1 shall govern the distribution of payments made by the Company until such Default or Event of Default is cured. Payments received after 1:00 p.m. local time shall be deemed to be payments made prior to 1:00 p.m. local time on the next succeeding Business Day.

                  (b) At the time of making each such payment to the Agent, the Company shall, subject to the other terms of this Agreement, specify to the Agent the Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments to the Company's obligations under this Agreement as it may determine in its sole discretion.

                  (c) This Agreement arises in the context of an international transaction, and the specification of payment in a specific currency at a specific place pursuant to this Agreement is of the essence. Such specified currency shall be the currency of account and payment under this Agreement. The Company's obligations hereunder shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Banks under normal banking procedure, does not yield the amount of such currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such currency due under this Agreement, the Banks shall have an independent cause of action against the Company for the currency deficit.

                  (d) If for purposes of obtaining judgment in any court, it becomes necessary to convert any currency due hereunder into any other currency, the Company will pay any additional amount as may be necessary to ensure that the amount paid in respect of such judgment is the amount in such other currency which, when converted at the Agent's spot rate of exchange prevailing on the date of payment, would yield the same amount of the currency due hereunder. Any amount due from the Company under this Section 3.4(d) will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

            3.5. No Setoff or Deduction. (a) All payments of principal of and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority. The Company indemnifies each Bank against any taxes or charges (other than on net overall income) which may be claimed from it in respect of the Advances or any of them or any sum payable by the Company hereunder and against any costs, charges and expenses or liabilities in respect of such claim. Such indemnity shall survive the termination of the Commitments.

                  (b) If at any time the Company is required by law or by any directive or order of any court of competent jurisdiction to make any deduction or withholding of whatever nature from any payment due under this Agreement or any of the Loan Documents, the Company will ensure that the same does not exceed the minimum liability therefor and will (i) pay to any Bank on request such additional amount as such Bank certifies will result in the net amount received by it after all deductions being equal to the full amount which would have been receivable had there been no deduction or withholding and (ii) pay forthwith to the relevant authorities the full amount of the deduction or withholding and deliver to the Agent such an official receipt, certificate or other proof evidencing the amount paid in respect of such deduction or withholding. Any additional amount paid under this sub-clause shall not be treated as interest but as agreed compensation.

                  (c) If any payment by the Company is made to or for the account of any Bank after deduction for or on account of tax, and additional payments are made by the Company, then, if any Bank shall receive or be granted a credit against or remission for such tax, that Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit or remission, reimburse to the Company such amount as that Bank shall, in its reasonable opinion, have concluded to be attributable to the relevant tax or deduction or withholding. A statement as to the amount of such reimbursement, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company following the Company's written request, shall be conclusive and binding for all purposes absent manifest error in computation. Nothing herein contained shall interfere with the right of any Bank to arrange its affairs in whatever manner it thinks fit and, in particular, the Banks shall not be under any obligation to claim relief from its corporation profits or similar tax liability in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it nor oblige any Bank to disclose any information relating to its tax affairs. Such reimbursement shall be made as soon as reasonably practical upon such Bank certifying that the amount of such credit or remission has been received by it.

            3.6. Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days, or 365 or 366 days, as determined by custom in the relevant market, for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

            3.7. Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Bank has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to this Agreement, the Commitment, the Advances, any Letter of Credit, the Notes, or the Loans, and the result of any of the foregoing is to increase the cost to the Bank of making, funding or maintaining any Eurocurrency Rate Loan or any Letter of Credit, or to reduce the amount of any sum receivable by the Bank thereon, then the Company shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for such increased cost or reduced sum receivable to the extent, in the case of any Eurocurrency Rate Loan, the Bank is not compensated therefor in the computation of the interest rate applicable to such Eurocurrency Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

                  (b) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by any Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Company shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which the Bank reasonably determines to be allocable to the existence of the Bank's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

            3.8. Illegality and Impossibility. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any Eurocurrency Rate Loan or Letter of Credit under this Agreement, the Company shall, upon receiving notice thereof from the Bank, repay in full the then-outstanding principal amount of each Eurocurrency Rate Loan so affected or provide cash collateral equal to the outstanding amount of the Letter of Credit so affected, together with all accrued interest thereon to the date of payment and all amounts owing to the Bank under Section 3.9, (a) on the last day of the then-current Interest Period applicable to the affected loan if the Bank may lawfully continue to maintain the loan to such day, or (b) immediately if the Bank may not continue to maintain the Loan to such day or if being paid on account of a Letter of

Credit. If otherwise permitted to do so under this Agreement, the Company may convert the principal amount of each Eurocurrency Rate Loan so affected to a Floating Rate Loan in lieu of repaying such Eurocurrency Rate Loan hereunder.

            3.9. Indemnification. If the Company makes any payment of principal with respect to any Eurocurrency Rate Loan or Transaction Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 6.2 or otherwise), or if the Company fails to borrow any Eurocurrency Rate Loan or Transaction Loan after notice has been given to the Agent or a Bank, as applicable, in accordance with Sections 2.4 or 2.7, or if the Company fails to make any payment of principal or interest in respect of a Eurocurrency Rate Loan or Transaction Loan when due, the Company shall reimburse the Banks on demand for any resulting actual loss or expense incurred by the Banks, including without limitation any actual loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not the Banks shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the affected Bank and submitted to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to a Bank under this Section 3.9 shall be made as though the Bank shall have actually funded or committed to fund the relevant Eurocurrency Rate Loan or Transaction Loan through the purchase of an underlying deposit in an amount equal to the amount of the Loan and having a maturity comparable to the related Interest Period; provided, however, that each Bank may fund any Eurocurrency Rate Loan or Transaction Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculating amounts payable under this Section 3.9.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

            The Company represents and warrants that:

            4.1. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. The Company has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement, the Notes, and the other Loan Documents and to engage in the transactions contemplated by this Agreement.

            4.2. Corporate Authority. The execution, delivery and performance by the Company of this Agreement, the Notes, and the other Loan Documents have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's articles of incorporation or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property may be bound or affected or result in the imposition of any lien except for Permitted Liens.

            4.3. Binding Effect. This Agreement is, and the Notes and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

            4.4. Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate or partnership name, jurisdiction of incorporation or registration of partnership, and ownership of each Subsidiary of the Company. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law. Each Subsidiary of the Company has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted.

            4.5. Litigation. Except as set forth in Schedule 4.5, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or in any material adverse effect on the legality, validity or enforceability of this Agreement, the Notes, or the other Loan Documents, and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

            4.6. Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for the fiscal year ended July 1, 1995, and reported on by BDO Seidman, independent certified public accountants, and the interim consolidated balance sheet and interim consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries, as of or for the three-month period ended on September 30, 1995, copies of which have been furnished to the Banks, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to
Section 5.1 will fairly present, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with generally accepted accounting principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries since July 1, 1995. There is no material contingent liability of the Company or any of its Subsidiaries that is not reflected in such financial statements or in the notes thereto.

            4.7. Use of Loans. The Company will use the Advances for its general corporate purposes. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve
System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of each Loan, such margin stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Advances to be deemed secured, directly or indirectly, by margin stock.

            4.8. Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or any of its Subsidiaries, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, the Notes, or the other Loan Documents, or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes, or the other Loan Documents.

            4.9. Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Neither the Company nor any of its Subsidiaries knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any Subsidiary.

            4.10. ERISA. The Company, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multiemployer Plan. The Company, its Subsidiaries and their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement and the issuance and payment of the Notes do not constitute a Prohibited Transaction. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company, its Subsidiaries or their ERISA Affiliates.

            4.11. Disclosure. No report or other information furnished in writing or on behalf of the Company to the Agent or the Banks in connection with negotiating or administrating this Agreement or the 1995 Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the Notes nor any other Loan Document furnished to the Agent or the Banks by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially and adversely affects, or which in the future may (so far as the Company can now foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Company or any Subsidiary, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Agent and the Banks by or on behalf of the Company in connection with the transactions contemplated hereby.


                                   ARTICLE V
                                   COVENANTS


            .1.. Affirmative Covenants. The Company covenants and agrees that, until the Maturity Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, unless the Required Banks shall otherwise consent in writing, it will:
            .2.

                  (a) Maintain Corporate Existence. Maintain, and cause each of its Significant Subsidiaries to maintain, its corporate existence in good standing and maintain or obtain, and cause each of its Significant Subsidiaries to maintain or obtain, those qualifications required by the states or countries where it is conducting business.

                  (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code, and Environmental
Laws), in effect from time to time; and pay and discharge, and cause each of its Subsidiaries to pay and discharge, promptly when due, all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

                  (c) Payment of Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, promptly when due, all property, income and other tax assessments and governmental charges of every kind and nature lawfully levied, assessed or imposed upon it or its properties, except to the extent contested in good faith.

                  (d) Maintenance of Properties; Insurance. Maintain and protect, and cause each Subsidiary to maintain and protect, all property that is material to the Company and each Significant Subsidiary in conducting its business and keep such property in good repair, working order, and condition, and, from time to time, make or cause to be made all needful repairs, renewals, additions, and improvements necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain, and cause each of its Subsidiaries to maintain, with financially sound and responsible companies, insurance in such forms and in such amounts and against such risks as is customarily carried by like persons engaged in the same business and operating like properties, and deliver to the Agent evidence satisfactory to the Agent that such insurance has been procured. Self-insurance is permissible provided that customary stop-loss insurance is maintained and the Agent is promptly notified of such self-insurance being implemented.

                  (e) Reporting Requirements. Furnish to the Agent and the Banks the following:

(i)Promptly, upon the occurrence of any Event of Default as defined herein, or any event which, with notice or lapse of time or both, would constitute an Event of Default, or of any occurrence having a materially adverse effect upon the Company's financial condition or upon the ability to comply with its obligations hereunder or under any other agreement to which it is a party, notice of such occurrence.

(ii)Within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Company and within ninety (90) days after the close of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of such date and related statements of income for the fiscal year or year-to-date portion thereof then ended, all in reasonable detail, unaudited and subject to normal year-end adjustments but, in the case of fiscal year statements, audited by BDO Seidman or another certified public accountant or firm of certified public accountants acceptable to the Agent. Each financial report of the Company shall be accompanied by a certificate of a principal officer of the Company stating that it has been prepared in accordance with generally accepted accounting principles consistently applied and fairly presents the financial condition of the Company and its Subsidiaries as of the date of said balance sheet and of the results of operations for the year-to-date period then ended, and shall include a certificate of such officer demonstrating compliance with the covenants contained in Sections 5.2(a)-(d) and (i), and stating whether such officer is aware of any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, and, if such an Event of Default or event or condition then exists and is continuing, a statement setting forth the nature and status thereof.

(iii)The Company agrees promptly to provide the Agent and the Banks with each report or form filed by the Company with the Securities and Exchange Commission and all documents supplied contemporaneously with such filing, and with such other information as the Agent or the Banks may reasonably request from time to time.

                  (f) Accounting; Access to Records, Books, Etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit financial statements to be prepared in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time upon prior notice to the Company, permit the Agent or any Bank or any agents or representatives thereof to examine any of the Company's books and records.

            5.2. Negative Covenants. The Company covenants and agrees that, until the Maturity Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement and the other Loan Documents, unless the Required Banks shall otherwise consent in writing, it will not and will not permit any Subsidiary to:

                  (a)   Tangible Net Worth.  Permit or suffer
Consolidated Tangible Net Worth of the Company and its Subsidiaries to be less than $65,000,000, increasing by fifty percent of the Consolidated Net Income of the Company and its Subsidiaries, if positive, for each fiscal year commencing with the fiscal year ended June 29, 1996, and continuing thereafter.

                  (b) Interest Coverage Ratio. Permit or suffer the Interest Coverage Ratio to be less than 2.0 to 1.0, calculated as of the end of each fiscal quarter.

                  (c) Funded Debt to Total Capitalization. Permit or suffer the ratio of Consolidated Funded Debt of the Company and its Subsidiaries to Consolidated Total Capitalization of the Company and its Subsidiaries to exceed .70 to 1.0.

                  (d) Loans. Permit outstanding loans or advances by the Company or its Subsidiaries to their respective officers, directors, shareholders and employees, or any persons related to any such persons by blood or marriage which exceed, in the aggregate, $500,000 at any time.

                  (e) Merger. Merge or consolidate or amalgamate with any other person or take any other action having a similar effect; provided, however, that this Section shall not prohibit any merger or acquisition of or by the Company if the Company shall be the surviving or continuing corporation thereof and, immediately after such merger or acquisition, no Default or Event of Default shall exist or shall have occurred and be continuing.

                  (f) Nature of Business. Make any material change in the manner in which the business of the Company is conducted.

                  (g) Liens. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of the Company's or any

Subsidiary's properties
or assets (including the right to receive income) whether now owned or hereafter acquired, other than in favor of the Agent and the Banks to secure the obligations of the Company hereunder, except (i) Liens for taxes not delinquent, or being contested in good faith and the payment of which is secured in a manner satisfactory to the Agent, (ii) Liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security, and similar statutory obligations, (iii) Liens disclosed to the Agent and each Bank on Schedule 5.2(g), (iv) Capital Leases, (v) purchase money security interests in machinery, equipment, fixtures, or other personal property, not including inventory or supplies, purchased by the Company or any Subsidiary and given to secure the deferred purchase price, provided that no such purchase money security interest shall extend to or cover any assets of the Company or any Subsidiary other than the asset being purchased and that the security interest in the asset being purchased shall secure only the purchase price thereof, (vi) Liens on tangible operating assets to secure tax-advantaged financings not exceeding the aggregate principal amount of $20,000,000 at any one time outstanding obtained by the Company or any Subsidiary, provided that no such Lien shall extend to or cover any assets of the Company or any Subsidiary other than assets being purchased with the proceeds of the financing and that the security interest in the assets being purchased shall secure only the purchase price thereof and (vii) Liens in connection with transactions permitted by Section 5.2(j).

                  (h) Disposition of Assets; Etc. Sell, lease, license, transfer, assign or otherwise dispose of any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions (other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment and sales of Receivables pursuant to Section 5.2(j)), provided, however, that this Section 5.2(h) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property involved in the transaction or series of transactions, together with such aggregate book value of all other business, assets, rights, revenues and property sold, leased, licensed, transferred or otherwise disposed of by the Company and its Subsidiaries in the same fiscal year of the Company constitutes less than 10% of the aggregate book value of the consolidated total tangible assets of the Company and its Subsidiaries as of the end of the preceding fiscal year of the Company and, together with the aggregate book value of all other business, assets, rights, revenues and property sold, leased, licensed, transferred or otherwise disposed of by the Company and its Subsidiaries during the entire period subsequent to the Effective Date of this Agreement constitutes less than 25% of the aggregate book value of consolidated total tangible assets of the Company and its Subsidiaries as of the end of the last fiscal year of the Company preceding such sale, lease, license, transfer, assignment or disposition, and if, immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing. For purposes of calculating the aggregate book value of any business, assets, rights, revenues and property sold, leased, licensed, transferred or otherwise disposed of by the Company, there shall be excluded any sale or transfer of Receivables permitted by
Section 5.2(j).

                  (i) Investments. Make, permit or suffer to exist any investment in the stock or securities of, make loans or advances to, or make, permit or suffer to exist a liability as guarantor, surety or indemnitor with respect to any Indebtedness or other obligation of, any entity which is not consolidated with the Company for financial reporting purposes, in an amount which, together with the aggregate amount of all such investments, loans, advances and liabilities made or existing subsequent to the Effective Date of this Agreement, exceeds 20% of the Consolidated Tangible Net Worth of the Company and its Subsidiaries, provided, that in addition to the items permitted above, the Company may also invest in, advance to, or guaranty debt of (i) Applied Films in principal amount not exceeding in the aggregate $10,000,000, and (ii) Hohe in principal amount not exceeding in the aggregate $35,000,000.

                  (j) Sale of Receivables. Sell, lease, transfer, assign or otherwise dispose of any Receivables of the Company or any of its Subsidiaries except for the sale, lease, transfer, assignment or other disposition of Receivables of the Company or any Subsidiary (whether directly or indirectly through a special purpose entity all of the equity interests in which are owned directly or indirectly by the Company or any of its Subsidiaries) to any Person pursuant to a written agreement to provide for the securitization of such Receivables; provided that (i) the investment arising as a result of such transaction, when aggregated with the remaining unpaid investment of such other Person or Persons in respect of all prior such sales shall not exceed $50,000,000; (ii) such sale is for all cash consideration (whether payable immediately or on a deferred basis) and (iii) such sale is treated as a sale of such Receivables under generally accepted accounting principles.

            ARTICLE VI
                                    DEFAULT


            6.1. Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Required Banks pursuant to Section
8.1:

                  (a) Nonpayment. The Company shall fail to pay on the date when due any principal of the Notes, or the Company shall fail to pay within five days after the date when due any interest on the Notes or any fees or any other amount payable hereunder; or

                  (b) Misrepresentation. Any representation or warranty made by the Company in Article IV or any other certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement or the 1995 Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) Certain Covenants. The Company shall fail to perform or observe any term, covenant or agreement contained in Sections 5.2(d), (e), (h), or (i); or

                  (d) Other Defaults. The Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, and, if capable of remedy, any such failure shall remain unremedied for 20 calendar days after notice thereof shall have been given to the Company by the Agent, provided, however, that, except for any such failure occurring under Sections 5.1(e), 5.2(a), (b), and (c), so long as the Company, in the Required Banks' judgment, is diligently pursuing the remedy of such failure, but in no event for a period longer than 90 calendar days, such failure shall not be deemed an Event of Default; or

                  (e) Cross-Default. The Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder) or the Guaranty, beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $5,000,000; or if the Company or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness or the Guaranty, or under which any such Indebtedness or the Guaranty was issued or created, beyond any period of grace, if any, provided with respect thereto, which Indebtedness, individually or together with such other Indebtedness as to which any such failure exists, has an aggregate outstanding principal amount in excess of $5,000,000, if the effect of such failure is to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date; or

                  (f) ERISA. The occurrence of a Reportable Event that results in or could result in liability of the Company, any Subsidiary of the Company or their ERISA Affiliates to the PBGC or to any Plan and such Reportable Event is not corrected within thirty
(30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Company, its Subsidiaries or their ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Subsidiary of the Company or any of their ERISA Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Subsidiary of the Company or any of their ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Company, its Subsidiaries or their ERISA Affiliates; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary of the Company, any of their ERISA Affiliates, any Plan of the Company, its Subsidiaries or their ERISA Affiliates or fiduciary of any such Plan; or failure by the Company, any Subsidiary of the Company or any of their ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary of the Company or any of their ERISA Affiliates to the PBGC or any Plan; or the withdrawal of the Company, any of its Subsidiaries or any of their ERISA

Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(9a)(2) of ERISA; or the Company, any of its Subsidiaries or any of their ERISA
Affiliates becomes an employer with respect to any Multiemployer
Plan without the prior written consent of the Bank; or

                  (g) Judgments. One or more judgments or orders for the payment of money shall be rendered against the Company or any of its Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company or any of its Subsidiaries which causes or could cause a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or which does or could have a material adverse effect on the legality, validity or enforceability of this Agreement or the Notes and either (i) such judgment or order shall have remained unsatisfied and the Company or such Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

                  (h) Insolvency, Etc. The Company or any Significant Subsidiary shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any Significant Subsidiary, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company or such Significant Subsidiary and is being contested by the Company or such Significant Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company or such Significant Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection.

            6.2.  Remedies.   (a) Upon the occurrence and during the
continuance of any Event of Default, the Agent, with the Required Banks' consent, may or, at the Required Banks' direction, shall, by notice to the Company, (i) terminate the Commitments or (ii) declare the outstanding principal of, and accrued interest on, the Notes and all other amounts owing under this Agreement (including without limitation all obligations to provide cash collateral) to be immediately due and payable whereupon the Commitments shall terminate forthwith and all such amounts shall become immediately due and payable, provided, that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitments shall automatically terminate forthwith and all such amounts (including without limitation all obligations to provide cash collateral) shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

                  (b) The Agent may, and upon being directed to do so by the Required Banks, shall, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other available rights and remedies, whether arising under this Agreement, the Notes or under applicable law, in any manner deemed appropriate by the Agent, including suits in equity, actions at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of exercising any power granted in this Agreement or the Notes.

                  (c) Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of the Bank, irrespective of whether or not the Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Company hereby grants to the Agent and the Banks a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company under this Agreement. The rights of the Banks under this
Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.

            ARTICLE VII
                            THE AGENT AND THE BANKS

            7.1. Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes, and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this
Article VII are solely for the benefit of the Agent and the Banks, and the Company shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company.

            7.2. Agent and Affiliates. First Chicago, in its capacity as a Bank, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. First Chicago and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the

Company or any Subsidiary of the Company as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

            7.3. Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, collection and enforcement actions under the Notes), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall take such action or omit to take any action pursuant to the reasonable written instructions of the Required Banks and may request instructions from the Required Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, pursuant to the written instructions of the Banks or the Required Banks, as the case may be, which instructions and any action or omission pursuant thereto shall be binding upon all of the Banks; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, the Notes, or applicable law.

            7.4. Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegram, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents (including without limitation collateral agents) and may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to the Banks, except as to money or property received by it or its authorized agents, for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

            7.5. Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, unless the Agent has received written notice from a Bank or the Company specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice, the Agent shall promptly give written notice thereof to the Banks or the Company, as the case may be.

            7.6. Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to the Banks for any action taken or not taken by it or them in connection herewith with the consent or at the request of the Required Banks or in the absence of its or their own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any recital, statement, warranty or representation contained in this Agreement or any Note, or in any certificate, report, financial statement or other document furnished in connection with this Agreement, (ii) the performance or observance of any of the covenants or agreements of the Company,
(iii) the satisfaction of any condition specified in

Article II, or (iv) the validity, effectiveness, legal enforceability, value or genuineness of this Agreement, the Notes, or any other instrument or document furnished in connection herewith.

            7.7. Nonreliance on Agent and Other Banks. Each Bank acknowledges and agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decision in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement, the Notes, or any other documents referred to or provided for herein or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

            7.8. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Company, but without limiting any obligation of the Company to make such reimbursement), ratably according to the respective amounts of their Commitments or if the Commitments have been terminated, ratably according to the principal amounts of the Advances then outstanding made by each of them, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement, provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses which are paid by the Company or which result from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including without limitation the reasonable fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company, but without limiting the obligation of the Company to make such reimbursement. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished.

            7.9. Resignation of Agent. The Agent may resign as such at any time upon thirty days' prior written notice to the Company and the Banks. In the event of any such resignation, the Banks shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor, which shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until the appointment by the Banks is made and accepted or, if no temporary successor is appointed as provided above by the resigning Agent, the Required Banks shall thereafter perform all the duties of the Agent hereunder until such appointment by the Banks is made and accepted. Any successor to the Agent shall execute and deliver to the Company and the Banks an instrument accepting such appointment. At that time, the successor Agent, without further act, deed, conveyance or transfer, shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon the successor Agent's request, the Company and the resigning Agent shall execute and deliver all instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations. The provisions of this Article VII shall thereafter remain effective for such resigning Agent with respect to any actions taken or omitted to be taken by such Agent while acting as the Agent hereunder.

            7.10. Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Advance or any other obligation owing to the Banks under this Agreement through exercising a right of set-off, banker's lien, counterclaim or otherwise in excess of its ratable share of payments received by all of the Banks on account of the Advances and other obligations (or if no Advances are outstanding, ratably according to the respective amounts of the Commitments), such Bank shall promptly purchase from the other Banks participations in such Advances and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all of the Banks share such payment in accordance with such ratable shares, provided that prior to the occurrence of a Default or an Event of Default each Bank shall be entitled to retain payments received by such Bank in accordance with Section 3.4 with respect to Transaction Loans made by such Bank. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through exercising a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of participations theretofore sold, return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored. The Company agrees that any Bank so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of an Advance or other obligation in the amount of such participation. The Banks further agree among themselves that, in the event that amounts received by the Banks and the Agent hereunder are insufficient to pay all such obligations or insufficient to pay all such obligations when due, the fees and other amounts owing to the Agent in such capacity shall be paid therefrom before paying obligations owing to the Banks under this Agreement. Except as otherwise expressly provided in this Agreement, if any Bank or the Agent shall fail to remit to the Agent or any other Bank an amount payable by such Bank or the Agent pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon from the date such amount is due until the date such amount is paid to the Agent or such other Bank at a rate per annum equal to the Federal Funds Effective Rate. It is further understood and agreed among the Banks and the Agent that if the Agent shall engage in any other transactions with the Company and shall have the benefit of any collateral or security therefor which does not expressly secure the obligations arising under this Agreement except by virtue of a so-called dragnet clause or comparable provision, the Agent shall be entitled to apply any proceeds of such collateral or security first in respect of the obligations arising in connection with such other transaction before application to the obligations arising under this Agreement.


                                 ARTICLE VIII
                                 MISCELLANEOUS

            8.1. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Required Banks and, to the extent any rights or duties of the Agent may be affected thereby, the Agent, provided, however, that no such amendment, modification, termination, waiver or consent shall, without the consent of the Agent and all of the Banks, (i) authorize or permit the extension of time for, or any reduction of the amount or rate of, any payment of the principal of, or interest on, the Notes or any Letter of Credit reimbursement obligation, or any fees or other amount payable hereunder, or (ii) amend or terminate the respective Commitments of any Bank set forth on the signature pages hereof, or
(iii) modify the provisions of this Section regarding the taking of any action under this Section or the provisions of Section 7.10 or the definitions of Maturity Date, Termination Date, or Required Banks. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            8.2. Notices. (a) Except as otherwise provided in Section 8.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 414
East 40th Street, Holland, Michigan 49423, Attention: Treasurer, Facsimile No. (616) 786-5606, and to the Agent and the Banks at the addresses set forth on the signature pages below, or to such other address as may be designated by the Company, the Banks, or the Agent by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or, if sent by federal express or other recognized overnight delivery service, prepaid, to such address, on the Business Day following the date of deposit with such delivery service prior to such service's next day delivery deadline, provided, however, that notices to the Agent or the Banks shall not be effective until received.

                  (b) Notices by the Company to the Agent with respect to terminating or reducing the Commitment pursuant to Section 2.2, requests for Advances pursuant to Section

2.4, and requests for continuations or conversions of Loans pursuant to Section 2.7 shall be irrevocable and binding on the Company.

                  (c) Any notice to be given by the Company pursuant to Sections 2.4 or 2.7, and any notice to be given by the Agent or the Banks hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

            8.3. No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or any Bank, nor any delay or failure on the part of the Agent or any Bank in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or any Bank's rights and remedies hereunder, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or any Bank under this Agreement or the Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or the Notes or by applicable law to the Agent or any Bank may be exercised from time to time and as often as may be deemed expedient by the Agent or any Bank and, unless contrary to the express provisions of this Agreement or the Notes, irrespective of the occurrence or continuance of any Default or Event of Default.

            8.4. Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company made herein or in any certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement and the 1995 Agreement shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by or on behalf of any Bank, and those covenants and agreements of the Company set forth in Sections 3.5, 3.7, and 8.5 shall survive the repayment in full of the Loans and the termination of the Commitment.

            8.5. Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Agent for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Agent, which shall include in-house counsel, in connection with the preparation, execution, delivery and administration of this Agreement, the Notes, and the other Loan Documents, and the consummation of the transactions contemplated hereby, and in connection with advising the Bank as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes, or the other Loan Documents, and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement, the Notes, or the other Loan Documents, or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement.

                  (b) The Company hereby indemnifies and agrees to hold harmless the Banks and the Agent, and their respective officers, directors, employees, and agents, harmless from and against any and all claims, damages, losses, liabilities, costs, or expenses of any kind which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees, or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency, or genuineness of documents or of any endorsement thereon, even if such documents prove to be invalid, insufficient, fraudulent, or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption, or delay in transmission, dispatch, or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, that the Company shall not be required to indemnify the Banks and the Agent and such other persons, and the Banks shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary of a draft or other demand for payment and other documentation strictly complying with the terms of such Letter of Credit, or the Agent's payment to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence or willful misconduct of the Agent.

                  (c) The Company hereby indemnifies and agrees to hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including reasonable attorneys fees and disbursements incurred in connection with any investigative, administrative or judicial proceeding whether or not such person shall be designated as a party thereto) which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with entering into this Agreement or the transactions contemplated hereby, including without limitation those arising under Environmental Laws; provided, however, that the Company shall not be required to indemnify any such Bank and the Agent or such other person, to the extent, but only to the extent, that such claim, damage, loss, liability, cost or expense is attributable to the negligence or misconduct of such Bank or the Agent, as the case may be.

            8.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, that the Company may not, without the prior consent of the Banks, assign its rights or obligations hereunder or under the Notes or the other Loan Documents, and the Banks shall not be obligated to make any Advance hereunder to any entity other than the Company. Any Bank may grant to any financial institution or institutions, a participation interest (undivided or divided) in Advances and its rights and benefits under this Agreement, and to the extent of that participation, such participant or participants shall have the same rights and benefits against the Company under Section 6.2(c) as it or they would have had if such participant or participants were the Bank making the Advances to the Company hereunder, provided, however, that (a) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (b) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) such Bank shall remain the holder of its Note or Notes for all purposes of this Agreement, (d) the Company, the Agent, and any other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (e) such Bank shall not grant to its participant any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder. No Bank may assign any of its rights or obligations under this Agreement, the Notes, or the other Loan Documents without the prior written consent of the Company. The Agent from time to time in its sole discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Agent provided under this Agreement, the Notes or otherwise. In furtherance of such agency, the Agent may from time to time direct that the Company provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Agent in the same manner as would be required if dealing with the Agent itself.

            8.7. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

            8.8. Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with the law of the State of Illinois applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

            8.9. Headings. The headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

            8.10. Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

            8.11. Integration and Severability. This Agreement embodies the entire agreement and understanding among the Company, the Agent, and the Banks, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement, the Notes, or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes, or the other Loan Documents in any other jurisdiction.

            8.12. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

            8.13. Interest Rate Limitation. Notwithstanding any provisions of this Agreement, the Notes, or the other Loan
Documents, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Notes, or any other Loan Document at the time performance of such provision shall be due shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Agent and the Banks have been paid in full.

            8.14. Effect of Amendment and Restatement. On and after the Effective Date (i) all loans outstanding under the 1995 Agreement shall be deemed to be Loans made under this Agreement, provided that loans made by NBD shall be deemed to be Loans made by First Chicago and (ii) NBD shall have no Commitment under this Agreement and shall not be a Bank under this Agreement. Prior to the Effective Date, each Bank and NBD shall deliver to the Agent the Notes (as defined in and delivered to it pursuant to the 1995 Agreement) and such Notes shall be delivered to the Company upon the Agent's receipt of the Revolving Credit Notes required to be delivered to the Agent under Section 2.5(b). NBD shall continue to have the benefit of the provisions of Article VII with respect to any action taken by NBD in its capacity as Agent under the 1995 Agreement.

            8.15. Waiver of Jury Trial. The Agent, the Banks, and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. Neither the Agent or the Banks nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any of them except by a written instrument executed by all of them.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written, which date shall constitute the Effective Date.

                                          DONNELLY CORPORATION


                                          By: _____________________________
                                                William R. Jellison
                                                Its: Chief Financial Officer


                                          THE FIRST NATIONAL BANK OF

Address for Notices:                      CHICAGO, individually and as
Agent
One First National Plaza
Mail Suite 0088                           By: _____________________________
Chicago, IL  60670-0088                         Patricia H. Besser
Attn: Patricia H. Besser                        Its:  Vice President/Senior
Facsimile No. (312) 732-5161                          Corporate Banker
Commitment Amount $50,000,000


Address for Notices:                      SOCIETE GENERALE
181 W. Madison St.
Suite 3400
Chicago, IL  60602                        By: _____________________________
Attn: Joseph A. Philbin                         Joseph A. Philbin
Facsimile No. (312) 578-5099                    Its: Vice President
Commitment Amount $15,000,000

Address for Notices:                      NATIONSBANK OF TENNESSEE, N.A.
Automotive Industries
One NationsBank Plaza, 2nd Floor
Nashville, TN 37239-1697                  By: _____________________________
Attn: Yvette Floyd                              Yvette Floyd
Facsimile No. (615) 749-4951                    Its: Banking Officer
Commitment Amount $15,000,000

CONSENTED TO BY:

NBD BANK

By:_____________________________

                                  EXHIBIT A-1


                             REVOLVING CREDIT NOTE


                                                                  May 20, 1996
                                                             Chicago, Illinois


      FOR VALUE RECEIVED, the undersigned, DONNELLY CORPORATION, a Michigan corporation (the "Company"), hereby promises to pay to the order of ______________________, (the "Bank"), the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Company pursuant to the Credit Agreement referred to below together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in such Credit Agreement. The principal amount of each Transaction Loan shall be due and payable on the last day of the Interest Period applicable to such Transaction Loan. The principal amount of all other Revolving Loans shall be due and payable on the Termination Date. All payments shall be made at the places specified in the Agreement.

      The Bank is authorized by the Company to record on its books and records the date, amount and type of each Revolving Credit Loan, the interest rate and duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and any other appropriate information, which books and records shall constitute prima facie evidence of the information so noted, provided, however, that any failure by the Bank to record any information shall not relieve the Company of its obligation to repay the outstanding principal amount of this Revolving Credit Note, all accrued interest hereon, and any amount payable with respect hereto in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

      The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Revolving Credit Note. Should the indebtedness evidenced by this Revolving Credit Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Revolving Credit Note, including attorneys' fees and expenses.

      This Revolving Credit Note evidences one or more Revolving Credit Loans made under an Amended and Restated Revolving Credit Loan Agreement of even date herewith (as amended or modified from time to time, the "Credit Agreement"), among the Company, the Banks named therein, and The First National Bank of Chicago, as Agent, to which reference is made for a statement of the circumstances under which this Revolving Credit Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this

Revolving Credit Note shall have the respective meanings assigned to them in the Credit Agreement.

      The Revolving Credit Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State, without giving effect to the choice of law principles of such State.


                                            DONNELLY CORPORATION


                                            By:  ___________________________

                                                 Its: ______________________

                                  EXHIBIT A-2

                                   TERM NOTE




$_________________                                        ______________, ____
                                                             Chicago, Illinois



      FOR VALUE RECEIVED, DONNELLY CORPORATION, a Michigan corporation (the "Company"), hereby promises to pay to the order of _________________________ (the "Bank"), at the principal banking office of the Agent in lawful money of the United States of America and in immediately available funds, the sum of __________________ Dollars ($___________) or such lesser amount of the Term Loan as is recorded in the Bank's records, in quarterly installments in the amounts and on such dates provided in Section 3.1 of the Credit Agreement referred to below and on the Maturity Date, at which time the principal balance thereof, and all accrued interest thereon, shall be due and payable; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Term Loan evidenced hereby shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

      The Bank is authorized by the Company to record on its records the date and the amount of the Term Loan, the applicable interest rate and type and the duration of the related Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and any other appropriate information, which records shall constitute prime facie evidence of the information so recorded, provided, however, that any failure by the Bank to record any such notation shall not relieve the Company of its obligation to repay the outstanding principal amount of this Term Loan, all accrued interest hereon, and any amount payable with respect hereto in accordance with the terms of this Term Note and the Credit Agreement.

      The Company and each endorser or guarantor hereof waives presentment, protest, notice of dishonor and any other formality in connection with this Term Note. Should the indebtedness evidenced by this Term Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Term Note, including attorneys' fees and expenses.

      This Term Note evidences a Term Loan made under an Amended and Restated Revolving Credit Loan Agreement, dated as of May 20, 1996 (as amended or modified from time to time, the

"Credit Agreement"), among the Company, the Banks (including the
Bank) named therein, and The First National Bank of Chicago, as Agent for the Banks, to which reference is made for a statement of the circumstances under which this Term Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Term Note shall have the respective meanings assigned to them in the Credit Agreement.

      This Term Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State, without giving effect to the choice of law principles of such State.


                                    DONNELLY CORPORATION


                                    By:____________________________

                                        Its:_______________________

                                   EXHIBIT B

                              REQUEST FOR ADVANCE



                                                            __________, 19__



The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670

Attention:  _________________________


      The undersigned (the "Company") hereby requests a [Revolving Credit Loan/Term Loan/Letter of Credit Advance] pursuant to Section
2.4 of the Amended and Restated Revolving Credit Loan Agreement, dated as of May 20, 1996 (as amended from time to time, the "Credit Agreement"), among the Company, the Banks named therein, and you as Agent, in the amount of [$______________/amount of other Permitted Currency], to be made on ___________, 19__, and to be evidenced by the Company's [Revolving Credit Notes/Term Notes]. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

      [Such [Revolving Credit Loan/Term Loan] shall be a [insert either Floating Rate Loan, Eurocurrency Rate Loan or Federal Funds Rate Loan] and the initial Interest Period, if the requested loan is a Eurocurrency Rate Loan, shall be [insert permitted Interest Period].] [The Company delivers herewith a duly executed Term Note in favor of each Bank.]

      [Such Letter of Credit Advance shall be made by the Agent issuing its Letter of Credit for the Company's account in the maximum amount of $__________ to and for the benefit of ___________, with an expiry date of _____________, 19__, and containing the further terms and conditions set forth in the attached letter of credit application.]

      In support of this request, the Company hereby certifies that:

      1. The representations and warranties contained in Article IV of the Credit Agreement are true and correct on and as of the date hereof, and will be true and correct on the date such Advance is made, as if such representations and warranties were made on and as of such dates.

      2. No Event of Default, and no event or condition which might become an Event of Default with notice or with lapse of time, or both, has occurred and is continuing or will exist on the date such Advance is made.

      3. Acceptance of the Advance by the Company shall be deemed to be a further representation that the representations made herein are true and correct at the time such proceeds are disbursed.

                                            DONNELLY CORPORATION


                                            By:_________________________

                                                Its:____________________

                                   EXHIBIT C

                REQUEST FOR CONTINUATION OR CONVERSION OF LOAN

                                                           ___________, 19__
The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670

Attention:  ________________________

      The undersigned (the "Company") hereby requests that [$__________________/amount of other Permitted Currency] of the principal amount of the [Revolving Credit Loan/Term Loan] originally made on ____________, 19__, which loan is currently a [insert type of Revolving Credit Loan/Term Loan], be continued as or converted to, as the case may be, a [insert type of Revolving Credit Loan/Term Loan requested] on _______________, 19__. If the loan is requested to be continued as or converted to a Eurocurrency Rate Loan, the Company hereby elects an Interest Period of [insert permitted Interest Period].

      Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Amended and Restated
Revolving Credit Loan Agreement, dated as of May 20, 1996, among the Company, the Banks named therein, and you as Agent.

      In support of this request, the Company hereby certifies that:

      1. The representations and warranties contained in Article IV of the Credit Agreement are true and correct on and as of the date hereof, and will be true and correct on the date such Advance is made, as if such representations and warranties were made on and as of such dates.

      2. No Event of Default, and no event or condition which might become an Event of Default with notice or with lapse of time, or both, has occurred and is continuing or will exist on the date such Advance is made.

      3. Acceptance of the Advance by the Company shall be deemed to be a further representation that the representations made herein are true and correct at the time such proceeds are disbursed.

                                            DONNELLY CORPORATION

                                            By:  ___________________________

                                                 Its:_______________________

                                   EXHIBIT D


                   OPINION OF COUNSEL OF DONNELLY CORPORATION


                                                      May 20, 1996



The First National Bank of Chicago
One First National Plaza
Mail Suite 0088
Chicago, IL  60670-0088

Societe Generale                           NationsBank of Tennessee,N.A.
181 West Madison Street                    Automotive Industries
Suite 3400                                 One NationsBank Plaza, 2nd Floor
Chicago, IL  60602                         Nashville, TN  37239-1697

      Re: $80,000,000 Revolving Credit Loan by The First National Bank of Chicago, Societe Generale and NationsBank of
            Tennessee, N.A. (collectively, the "Banks") to Donnelly
            Corporation

      We have acted as counsel to Donnelly Corporation, a Michigan corporation ("Donnelly"), in connection with a revolving credit loan of even date herewith, in principal amount not to exceed $80,000,000 (the "Loan") made by the Banks to Donnelly pursuant to that certain Amended and Restated Revolving Credit Loan Agreement of even date herewith (the "Loan Agreement") among Donnelly, the Banks, and The First National Bank of Chicago as agent (the "Agent"). Except as otherwise indicated in this Opinion Letter, capitalized terms are defined as set forth in the Loan Agreement or the Accord (see below).

      This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). Accordingly, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord. The law covered by the opinions expressed in this Opinion Letter is limited to the federal law of the United States and the law of the State of Michigan. To the extent the Loan Agreement is governed by the law of the State of Illinois, we have assumed, without investigation, that the law of the State of Illinois is identical to the law of the State of Michigan.

      For purposes of this Opinion Letter, we have examined copies of the Loan Agreement and Revolving Credit Notes of even date herewith, made by Donnelly in favor of the respective Banks in the aggregate principal amount of $80,000,000 (the "Revolving Credit Notes"). The Loan Agreement and the Revolving Credit Notes are hereinafter together referred to as the "Transaction Documents". We have not examined any Loan Documents, as defined in the Loan Agreement, except for the Transaction Documents.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. Donnelly is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan, has the requisite corporate power and authority under Michigan law to conduct its business and own or lease and operate its properties as contemplated by the Transaction Documents, and to perform its obligations thereunder, and is duly qualified to transact business in all other jurisdictions wherein the failure to qualify would have a material adverse effect on the business, properties, operations or condition, financial or otherwise, of Donnelly.

      2.    The Transaction Documents are enforceable against
Donnelly. The execution and delivery of the Loan Documents has been duly authorized by Donnelly.

      3. The execution, delivery and performance by Donnelly of the Transaction Documents do not (i) violate the articles of incorporation or bylaws of Donnelly, or (ii) result in any breach of any of the obligations of, or constitute a default under, the provisions of any written agreement or other written instrument relating to the borrowing of money to which Donnelly or any of its Subsidiaries is a party, or by which Donnelly or any of its Subsidiaries may be bound, or (iii) violate applicable provisions of statutory law or regulation.

      4. No consent, approval or authorization of, or any registration or filing with, any governmental body, federal or state of Michigan, is necessary for the execution, delivery and performance by Donnelly of the Loan Documents or the enforcement of the Loan Documents against Donnelly; provided, however, no opinion is expressed with respect to the effect of your compliance with any laws or regulations applicable to the transaction on account of the nature of your business, or facts relating specifically to you or as to the effect of any such noncompliance on the opinions set forth above.

      We hereby confirm to you that there are no actions or proceedings against Donnelly or any of its Subsidiaries pending, or overtly threatened in writing, before any court, governmental agency or arbitrator for which we have represented Donnelly or any of its Subsidiaries, which, if adversely determined, would exceed an aggregate amount of $_________ in damages or civil penalties or which could have a material adverse effect on the enforceability of the Transaction Documents.

                                    Very truly yours,

                                 SCHEDULE 1.1



                   Member Countries of the Organization for
                     Economic Cooperation and Development
                           as of the Effective Date


Austria
Belgium
Canada
Denmark
France
Germany
Greece
Iceland
Italy
Ireland
Luxembourg
Netherlands
Norway
Portugal
Spain
Sweden
Switzerland
Turkey
United Kingdom
United States
Japan
Finland
Australia
New Zealand
                                    57